UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

RESTORATION HARDWARE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)	Title of each class of securities to which transaction applies:

Common stock, par value $0.0001 per share, of Restoration Hardware, Inc. (“Common Stock”)

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

THE FOLLOWING LETTER HAS BEEN MAILED TO STOCKHOLDER IN CONNECTION WITH THE PROPOSED MERGER:

RESTORATION HARDWARE, INC.

Important Reminder

June 4, 2008

Dear Restoration Hardware Stockholder,

The Special Meeting of Stockholders scheduled for June 12, 2008 is rapidly approaching and our records reflect that you have not yet voted your shares. If you have already voted your shares and our records do not yet reflect it, thank you for your vote. At this meeting, stockholders are being asked to approve the merger agreement between Restoration Hardware and certain affiliates of Catterton Management Company, LLC, which is a private equity firm. If the merger is approved, Restoration Hardware stockholders will be entitled to receive $4.50 in cash for each share they own. For the merger to be approved, it will require, among other things, that stockholders representing at least two-thirds of the outstanding shares vote FOR the transaction. For this reason, every vote counts, regardless of the number of shares you own.

The Board of Directors of Restoration Hardware, on the unanimous recommendation of an Independent Committee comprised of all of the independent directors of Restoration Hardware, has approved the merger agreement and recommends that Restoration Hardware’s stockholders vote “FOR” the adoption of the merger agreement.

In making your decision, we urge you to consider the following facts:

•

Three of the leading independent proxy voting advisory firms, RiskMetrics Group (formerly known as Institutional Shareholder Services or ISS), Glass Lewis & Co. and Proxy Governance have recommended that their clients vote FOR the transaction. In making its determination RiskMetrics concluded: “Based on our review of the terms of the transaction and the factors described above, including the reasonable premium and the review process conducted by the independent committee, we believe that the merger agreement warrants shareholder support.”

•

The cash consideration in the merger represents a premium of 73.1% to the closing price on November 6, 2007, the last trading day before the Independent Committee approved the original merger agreement; a premium of 45.4% to the average closing price for the previous 30 trading day period ended November 6, 2007; a premium of 40.8% to the average closing price for the previous 60 trading day period ended November 6, 2007; and a premium of 20.9% for the 90 trading day period ended November 6, 2007.

•	The offer is not subject to a financing condition. Subject to receipt of stockholder approval prior to June 30, 2008, the offer provides certainty to a prompt closing.

Based on these and other factors, the Independent Committee of the Board of Directors and the Board have determined that the merger is fair to, and in the best interests of, Restoration Hardware stockholders. We recommend that stockholders vote FOR the adoption of the merger agreement.

Continued on Reverse Side

For your convenience we have enclosed another proxy card. To be certain that your vote is received in time for the meeting, we encourage you to vote today. You may also enter your voting instructions by calling 1 (800) 690-4238 or at www.proxyvote.com until 11:59 PM Eastern time the day before the cut-off or meeting date as noted in the enclosed proxy card.

Please act promptly. If you have any questions or require assistance in voting please contact our proxy solicitor, MacKenzie Partners, Inc., at (800) 322-2885 or (212) 929-5500.

Thank you for your support.

/s/ Raymond C. Hemmig

Raymond C. Hemmig
Chairman of the Independent Committee

If you have any questions, please call MacKenzie Partners

at the phone numbers listed below

105 Madison Avenue

New York, New York 10016

proxy@mackenziepartners.com

(212) 929-5500 (Call Collect)

or

TOLL-FREE (800) 322-2885